Exhibit 10.3

DOORDASH, INC.

2020 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for the Plan to have two components: a component that is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “423 Component”) and a component that is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “Non-423 Component”). The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. An option to purchase shares of Common Stock under the Non-423 Component will be granted pursuant to rules, procedures, or sub-plans adopted by the Administrator designed to achieve tax, securities laws, or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2. Definitions.

(a) “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b) “Affiliate” means any entity, other than a Subsidiary, in which the Company has an equity or other ownership interest.

(c) “Applicable Laws” means the requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company that occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, (a) the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control and (b) any acquisition of additional stock by the Founders and/or their Permitted Entities (each as defined in the Company’s certificate of incorporation, as amended from time to time (the “COI”)) as a result of a Permitted Transfer (as defined in the COI) or from the Company in a transaction or issuance (including pursuant to equity awards) approved by the Board, that results in such parties owning more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities. For the avoidance of doubt, increases in the percentage of total voting power owned by the Founders and/or their Permitted Entities resulting solely from a decrease in the number of shares of stock of the Company outstanding will not constitute an acquisition that creates a Change in Control under this subsection (i); or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(e), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(g) “Committee” means a committee of the Board appointed in accordance with Section 14 hereof.

(h) “Common Stock” means the Class A common stock of the Company.

(i) “Company” means DoorDash, Inc., a Delaware corporation, or any successor thereto.

(j) “Compensation” includes an Eligible Employee’s taxable compensation except that it excludes severance, imputed income, and equity compensation income and other similar compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period. Further, the Administrator shall have the discretion to determine the application of this definition to Participants outside the United States.

(k) “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.

(l) “Designated Company” means any Subsidiary or Affiliate of the Company that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under the 423 Component will not be a Designated Company under the Non-423 Component.

(m) “Director” means a member of the Board.

(n) “Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Company; provided, however, that the Administrator retains the discretion to determine which Eligible Employees may participate in an Offering pursuant to and consistent with U.S. Treasury Regulation Section 1.423-2(e) and (f). For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws with respect to the Participant’s participation in the Plan. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute, contract or Applicable Laws, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (for each Offering under the 423 Component, on a uniform and nondiscriminatory basis or as otherwise permitted by U.S. Treasury Regulation Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering under the 423 Component in an identical manner to all highly compensated individuals of the Employer whose employees are participating in that Offering. Each exclusion will be applied with respect to an Offering in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii). Such exclusions may be applied with respect to an Offering under the Non-423 Component if permitted under Applicable Laws and without regard to the limitations of U.S. Treasury Regulation Section 1.423-2. For purposes of clarity, the term “Eligible Employee” shall not include any individual performing services for the Company or a Designated Company under an independent contractor or consulting agreement, a purchase order, a supplier agreement, or any other agreement that the Company or a Designated Company entered into for services, regardless of any subsequent reclassification of that individual as an employee by the Company or a Designated Company, any governmental agency, or any court.

(o) “Employer” means the employer of the applicable Eligible Employee(s).

(p) “Enrollment Date” means the first Trading Day of an Offering Period.

(q) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(r) “Exercise Date” means the last Trading Day of the Purchase Period. Notwithstanding the foregoing, in the event that an Offering Period is terminated prior to its expiration pursuant to Section 20(a), the Administrator, in its sole discretion, may determine that any Purchase Period also terminating under such Offering Period will terminate without options being exercised on the Exercise Date that otherwise would have occurred on the last Trading Day of such Purchase Period.

(s) “Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows:

(i) The Fair Market Value will be the closing sales price for Common Stock on the day immediately preceding the relevant date, as quoted on any established stock exchange or national market system (including without limitation the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market) on which the Common Stock is listed on the date of determination (or the closing bid, if no sales were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable. If the day immediately preceding the relevant date occurs on a non-Trading Day (i.e., a weekend or holiday), the Fair Market Value will be such price on the immediately preceding Trading Day, unless otherwise determined by the Administrator; or

(ii) In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.

The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

(t) “Fiscal Year” means a fiscal year of the Company.

(u) “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.

(v) “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(w) “Offering Periods” means a period beginning on such date as may be determined by the Administrator in its discretion and ending on such Exercise Date as may be determined by the Administrator in its discretion, in each case on a uniform and nondiscriminatory basis. The duration and timing of Offering Periods may be changed pursuant to Sections 4, 20, and 30.

(x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y) “Participant” means an Eligible Employee that participates in the Plan.

(z) “Plan” means this DoorDash, Inc. 2020 Employee Stock Purchase Plan.

(aa) “Purchase Period” means the period, as determined by the Administrator in its discretion on a uniform and nondiscriminatory basis, during an Offering Period that commences on the Offering Period’s Enrollment Date and ends on the next Exercise Date, except that if the Administrator determines that more than one Purchase Period should occur within an Offering Period, subsequent Purchase Periods within such Offering Period commence after one Exercise Date and end with the next Exercise Date at such time or times as the Administrator determines prior to the commencement of the Offering Period.

(bb) “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision or any other Applicable Law, regulation or stock exchange rule) or pursuant to Section 20.

(cc) “Registration Date” means the effective date of the Registration Statement.

(dd) “Registration Statement” means the registration statement on Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Common Stock.

(ee) “Section 409A” means Section 409A of the Code and the regulations and guidance thereunder, as may be amended or modified from time to time.

(ff) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(gg) “Trading Day” means a day that the primary stock exchange (or national market system, or other trading platform, as applicable) upon which the Common Stock is listed is open for trading.

(hh) “U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code shall include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such Section or regulation.

3. Eligibility.

(a) Generally. Any Eligible Employee on a given Enrollment Date subsequent to the first Offering Period will be eligible to participate in the Plan, subject to the requirements of Section 5.

(b) Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. In the case of the Non-423 Component, Eligible Employees may be excluded from participation in the Plan or an Offering if the Administrator determines that participation of such Eligible Employees is not advisable or practicable.

(c) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the fair market value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.

4. Offering Periods. Offering Periods will expire on the earliest to occur of (i) the completion of the purchase of Shares on the last Exercise Date occurring within twenty-seven (27) months of the applicable Enrollment Date on which the option to purchase Shares was granted, or (ii) such shorter period as may be established by the Administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis, prior to an Enrollment Date for all options to be granted on such Enrollment Date.

5. Participation. An Eligible Employee may participate in the Plan pursuant to Section 3(b) by (i) submitting to the Company’s stock administration office (or its designee) a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose or (ii) following an electronic or other enrollment procedure determined by the Administrator, in either case on or before a date determined by the Administrator prior to an applicable Enrollment Date.

6. Contributions.

(a) At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount that the Administrator may establish from time to time, in its discretion and, with respect to options granted under the 423 Component, on a uniform and nondiscriminatory basis for all options to be granted on any Enrollment Date. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement or as determined by the Administrator prior to each Exercise Date of each Purchase Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b) In the event Contributions are made in the form of payroll deductions, then, unless otherwise determined by the Administrator, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last day of the calendar month immediately prior to the Exercise Date of such Purchase Period and any Contributions that otherwise would be made prior to the Exercise Date but for the preceding clause, will instead be applied to the next Purchase Period of that Offering Period (for illustrative purposes, should a pay day occur in the same month as, and prior to, the Exercise Date of a Purchase Period with respect to which a Participant is able to exercise an option, that Participant may make no Contributions with respect to such pay day for the Purchase Period ending on that Exercise Date, and instead, the Contributions will apply to the next Purchase Period in that Offering Period), unless sooner terminated by the Participant as provided in Section 10 hereof; provided, further, that for the first Offering Period, payroll deductions will commence on the first pay day on or following the Enrollment Date.

(c) All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages of his or her Compensation only. A Participant may not make any additional payments into such account.

(d) A Participant may discontinue his or her participation in the Plan as provided under Section 10.

(e) Unless otherwise determined by the Administrator:

(i) During any Purchase Period, a Participant may not increase the rate of his or her Contributions and may only decrease the rate of his or her Contributions one (1) time and such decrease may be to a Contribution rate of zero percent (0%); and

(ii) During any Offering Period, a Participant may increase or decrease the rate of his or her Contributions to become effective as of the beginning of the next Purchase Period occurring in such Offering Period, provided that a Participant may not increase the rate of his or her Contributions in excess of the rate of his or her Contributions in effect as of the Enrollment Date of the applicable Offering Period.

(iii) Any increase or decrease in a Participant’s rate of Contributions requires the Participant to (1) properly complete and submit to the Company’s stock administration office (or its designee) a new subscription agreement authorizing the change in Contribution rate in the form provided by the Administrator for such purpose or (2) follow an electronic or other procedure prescribed by the Administrator, in either case, on or before a date determined by the Administrator prior to an applicable Exercise Date or, with respect to increases or decreases in a Participant’s rate of Contributions applicable to a future Offering Period, on or before the Enrollment Date of such Offering Period. If a Participant has not followed such procedures to change the rate of Contributions, the rate of his or her Contributions will continue at the originally elected rate throughout the Purchase Period and future Offering Periods and Purchase Periods (unless the Participant’s participation is terminated as provided in Sections 10 or 11). The Administrator may, in its sole discretion, amend the nature and/or number of Contribution rate changes that may be made by Participants during any Offering Period or Purchase Period and may establish other conditions or limitations as it deems appropriate for Plan administration. Except as otherwise provided in this subsection (e), any change in the rate of Contributions made pursuant to this Section 6(d) will be effective as of the first (1st) full payroll period following five (5) business days after the date on which the change is made by the Participant (unless the Administrator, in its sole discretion, elects to process a given change in payroll deduction rate more quickly).

(f) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(d), a Participant’s Contributions may be decreased to zero percent (0%) at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code and Section 3(d) hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Purchase Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.

(g) Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Participants to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted or advisable under Applicable Laws, (ii) the Administrator determines that cash contributions are permissible for Participants participating in the 423 Component and/or (iii) the Participants are participating in the Non-423 Component.

(h) At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or at any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding or payment on account obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or use any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

7. Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Purchase Period more than a number of shares of Common Stock determined by the Administrator prior to the applicable Offering Period (subject to any adjustment pursuant to Section 19) and provided further that such purchase will be subject to the limitations set forth in Sections 3(d) and 13. The Eligible Employee may accept the grant of such option (a) with respect to the first Offering Period by submitting a properly completed subscription agreement in accordance with the requirements of Section 5 on or before the Enrollment Date, and (b) with respect to any subsequent Offering Period under the Plan, by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8. Exercise of Option.

(a) Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on each Exercise Date, and the maximum number of full shares of Common Stock subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20. The Company may make a pro rata allocation of the shares of Common Stock available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

9. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares of Common Stock purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares of Common Stock be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying or other dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares of Common Stock have been purchased and delivered to the Participant as provided in this Section 9.

10. Withdrawal.

(a) A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (ii) following an electronic or other withdrawal procedure determined by the Administrator. The Administrator may set forth a deadline of when a withdrawal must occur to be effective prior to a given Exercise Date in accordance with policies it may approve from time to time. All of the Participant’s Contributions credited to his or her account will be paid to such Participant as soon as administratively practicable after receipt of notice of withdrawal and such

Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares of Common Stock will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b) A Participant’s withdrawal from an Offering Period will not have any effect on his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

11. Termination and Transfer of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant’s option will be automatically terminated. Unless determined otherwise by the Administrator in a manner that, with respect to an Offering under the 423 Component, is permitted by, and compliant with, Code Section 423, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under the Plan. The Administrator may establish rules to govern transfers of employment among the Company and any Designated Company, consistent with any applicable requirements of Section 423 of the Code and the terms of the Plan. In addition, the Administrator may establish rules to govern transfers of employment among the Company and any Designated Company where such companies are participating in separate Offerings under the Plan. However, if a Participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Section 423 of the Code; further, no Participant shall be deemed to switch from an Offering under the Non-423 Component to an Offering under the 423 Component or vice versa unless (and then only to the extent) such switch would not cause the 423 Component or any option thereunder to fail to comply with Code Section 423.

12. Interest. No interest will accrue on the Contributions of a participant in the Plan, except as may be required by Applicable Laws, as determined by the Company, and if so required by the laws of a particular jurisdiction, will apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).

13. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be 6,498,600 shares of Common Stock. The number of shares of Common Stock available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning for the Fiscal Year following the Fiscal Year in which the first Enrollment Date (if any) occurs as to a number of shares of Common Stock equal to the least of (i) 6,498,600 shares of Common Stock, (ii) one and one-half percent (1.5%) of the outstanding shares of all classes of the Company’s common stock on the last day of the immediately preceding Fiscal Year, or (iii) an amount determined by the Administrator.

(b) Until the shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c) Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, if so required under Applicable Laws, in the name of the Participant and his or her spouse.

14. Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to delegate ministerial duties to any of the Company’s employees, to designate separate Offerings under the Plan, to designate Subsidiaries and Affiliates as participating in the 423 Component or Non-423 Component, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary or advisable for the administration of the Plan (including, without limitation, to adopt such rules, procedures, sub-plans, and appendices to the subscription agreement as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which rules, procedures, sub-plans and appendices may take precedence over other provisions of this Plan, with the exception of Section 13(a) hereof, but unless otherwise superseded by the terms of such rules, procedures, sub-plan or appendix, the provisions of this Plan will govern the operation of such sub-plan or appendix). Unless otherwise determined by the Administrator, the Eligible Employees eligible to participate in each sub-plan will participate in a separate Offering under the 423 Component, or if the terms would not qualify under the 423 Component, in the Non-423 Component, in either case unless such designation would cause the 423 Component to violate the requirements of Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision, and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

15. Designation of Beneficiary.

(a) If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations will be in such form and manner as the Administrator may designate from time to time. Notwithstanding Sections 15(a) and (b) above, the Company and/or the Administrator may decide not to permit such designations by Participants in non-U.S. jurisdictions to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

16. Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17. Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party, provided that, if such segregation or deposit with an independent third party is required by Applicable Laws, it will apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f). Until shares of Common Stock are issued, Participants will have only the rights of an unsecured creditor with respect to such shares.

18. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19. Adjustments, Dissolution, Liquidation, Merger, or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share, the class and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 7 and 13.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c) Merger or Change in Control. In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period will end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20. Amendment or Termination.

(a) The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 12 hereof) as soon as administratively practicable.

(b) Without stockholder consent and without limiting Section 20(a), the Administrator will be entitled to change the Offering Periods or Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(ii) altering the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;

(iii) shortening any Offering Period or Purchase Period by setting a New Exercise Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;

(iv) reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and

(v) reducing the maximum number of shares of Common Stock a Participant may purchase during any Offering Period or Purchase Period.

Such modifications or amendments will not require stockholder approval or the consent of any Participants.

21. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares of Common Stock pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares of Common Stock may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23. Section 409A. The 423 Component of the Plan is intended to be exempt from the application of Section 409A, and, to the extent not exempt, is intended to comply with Section 409A and any ambiguities herein will be interpreted to so be exempt from, or comply with, Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A. Notwithstanding the foregoing, the Company and any of its Parent or Subsidiaries shall have no obligation to reimburse, indemnify, or hold harmless a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Section 409A.

24. Term of Plan. The Plan will become effective upon the later to occur of (a) its adoption by the Board or (b) the business day immediately prior to the Registration Date. It will continue in effect for a term of twenty (20) years, unless sooner terminated under Section 20.

25. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

26. Governing Law. The Plan will be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions).

27. No Right to Employment. Participation in the Plan by a Participant will not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate, as applicable. Furthermore, the Company or a Subsidiary or Affiliate may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.

28. Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

29. Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

30. Automatic Transfer to Low Price Offering Period. To the extent permitted by Applicable Laws, if the Fair Market Value on any Exercise Date in an Offering Period is lower than the Fair Market Value on the Enrollment Date of such Offering Period, then all Participants in such Offering Period automatically will be withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

EXHIBIT A

DOORDASH, INC.

2020 EMPLOYEE STOCK PURCHASE PLAN

GLOBAL SUBSCRIPTION AGREEMENT

_____ Original Application	Enrollment Date: _________________

_____ Change in Payroll Deduction Rate

1. Election to Participate. ____________________ hereby elects to participate in the DoorDash, Inc. 2020 Employee Stock Purchase Plan (the “Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement, including any special terms and conditions for your country set forth in the appendix attached hereto as Appendix A, any sub-plan for your country and the Plan. Any capitalized terms not specifically defined in this Subscription Agreement will have the meaning ascribed to them under the Plan.

2. Payroll Deductions. I hereby authorize and consent to payroll deductions from each paycheck in the amount of ____% of my Compensation (from one (1%) to fifteen percent (15%)); a decrease in rate may be to zero percent (0%) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.)

3. Timing of Deductions / Increasing or Decreasing Contributions. I understand that, subject to the terms and conditions of the Plan:

(a) The last day upon which such deduction shall be made with respect to any Purchase Period shall be the last day of the calendar month immediately prior to the Exercise Date of such Purchase Period (for illustrative purposes, should a pay day occur in the same month as the Exercise Date of a Purchase Period with respect to which I am able to exercise an option, no deduction will be made with respect to such pay day);

(b) During any Purchase Period, I am permitted to decrease the rate of my Contributions only one (1) time, and such decrease may be to zero percent (0%); and

(c) During any Offering Period, I am permitted to increase or decrease the rate of my Contributions to become effective beginning on the next occurring Purchase Period of that Offering Period, provided that I may not increase the rate of my Contributions in excess of the rate of my Contributions in effect as of the Enrollment Date of such Offering Period.

4. Accumulation of Payroll Deductions and Purchase of Shares. I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not become ineligible to participate in the Plan or otherwise withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan. I further understand that if I am outside of the U.S., my payroll deductions will be converted to U.S. dollars at an exchange rate selected by the Company on the purchase date.

5. Review of Company’s Prospectus and Plan. I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

6. Issuance of Shares. Shares of Common Stock purchased for me under the Plan should be issued in the name(s) of _____________ (Eligible Employee or Eligible Employee and spouse only).

7. Notice of Disposition Requirement (For U.S. Taxpayers Only). If I am a U.S. taxpayer, I understand that if I dispose of any shares received by me pursuant to the Plan within two (2) years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or one (1) year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price that I paid for the shares. I hereby agree to notify the Company in writing within thirty (30) days after the date of any disposition of my shares and I will make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the two (2)-year and one (1)-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

8. Taxes.

(a) Responsibility for Taxes. I acknowledge and agree that, regardless of any action taken by the Company or, if different, any Designated Company that employs me (the “Employer”) with respect to any or all income tax, social security, social insurances, National Insurance Contributions, payroll tax, fringe benefits tax, stamp tax, payment on account or other tax-related items related to my participation in the Plan and legally applicable to me including, without limitation, in connection with the grant of such options, the purchase or sale of shares of Common Stock acquired under the Plan and/or the receipt of any dividends on such shares (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains my responsibility and may exceed the amount actually withheld by the Company or a Designated Company. Furthermore, I acknowledge that the Company and/or any Designated Company (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the options under the Plan including, but not limited to, the grant or exercise of the option to purchase shares of Common Stock, the purchase of shares of Common Stock, the issuance of Common Stock upon such purchase, the sale of Common Stock acquired under the Plan or the receipt of any dividends and (b) do not commit to and are under no obligation to structure the terms of the grant of options or any aspect of my participation in the Plan to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to Tax-Related Items in more than one jurisdiction, I acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Tax Withholding. Prior to the relevant taxable or tax withholding event, as applicable, I agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, I authorize the Company and/or the applicable Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from my wages or Compensation paid to me by the Company and/or the Employer; (b) requiring me to tender a cash payment to the Company or the Employer; or (c) withholding from proceeds of the sale of the shares of Common Stock purchased under the Plan either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization). The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in my jurisdiction(s). In the event of over-withholding, I may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded, I may seek a refund from the local tax authorities. In the event of under-withholding, I may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. The Company may refuse to purchase shares of Common Stock under the Plan on my behalf and/or refuse to issue or deliver the shares or the proceeds of the sale of shares if I fail to comply with my obligations in connection with the Tax-Related Items.

9. Nature of Grant. By electing to participate in the Plan, I acknowledge, understand and agree that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent provided for in the Plan;

(b) the grant of options under the Plan is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options to purchase shares of Common Stock, or benefits in lieu of options to purchase shares of Common Stock, even if options have been granted in the past;

(c) all decisions with respect to future grants under the Plan, if applicable, will be at the sole discretion of the Company;

(d) the grant of options under the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Designated Company, and shall not interfere with the ability of the Company, the Employer or any Designated Company, as applicable, to terminate my employment (if any);

(e) I am voluntarily participating in the Plan;

(f) the options granted under the Plan and the shares of Common Stock underlying such options, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g) the options granted under the Plan and the shares of Common Stock underlying such options, and the income from and value of same, are not part of my normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments;

(h) the future value of the shares of Common Stock offered under the Plan is unknown, indeterminable and cannot be predicted with certainty;

(i) the shares of Common Stock that I acquire under the Plan may increase or decrease in value, even below the Purchase Price;

(j) no claim or entitlement to compensation or damages shall arise from the forfeiture of options granted to me under the Plan as a result of the termination of my status as an Eligible Employee (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any); and

(k) for purposes of participation in the Plan, my status as an Eligible Employee will be considered terminated as of the date I am no longer actively providing services to the Company or the Employer (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), and unless otherwise expressly provided in this Subscription Agreement, my right to participate in the Plan and options granted to me under the Plan, if any, will terminate effective as of such date and, in any event, will not be extended by any notice period (e.g., my period of service would not include any contractual notice period or any period of “garden leave” or similar period pursuant to the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any); the Company shall have the exclusive discretion to determine when I am no longer actively employed for purposes of my participation in the Plan (including whether I may still be considered to be actively providing services while on a leave of absence).

10. Electronic Delivery and Participation. I acknowledge that the Company may, in its sole discretion, decide to deliver any documents related to my current or future participation in the Plan by electronic means and/or may request my consent to participate in the Plan by electronic means. I hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

11. Termination or Modification of the Plan; Imposition of Other Requirements. The Company, at its option, may elect to terminate, suspend or modify the terms of the Plan at any time, to the extent permitted by the Plan. I agree to be bound by such termination, suspension or modification regardless of whether notice is given to me of such event, subject in any case to my right to timely withdraw from the Plan in accordance with the Plan withdrawal procedures then in effect. The Company reserves the right to impose other requirements on my participation in the Plan, on the grant of the option to purchase shares of Common Stock and on any shares of Common Stock purchased under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

12. Governing Law and Venue. This Subscription Agreement is governed by the internal substantive laws but not the choice of law rules of the State of California. For purposes of litigating any dispute concerning the grant of the option to purchase shares of Common Stock or this Subscription Agreement, I consent to the jurisdiction of the State of California and agree that such litigation shall be conducted in the courts of San Francisco County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

13. Language. I acknowledge that I am sufficiently proficient in English, or have consulted with an advisor who is sufficiently proficient in English, so as to allow me to understand the terms and conditions of the Subscription Agreement. Furthermore, if I have received the Subscription Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, subject to applicable laws.

14. Severability. The provisions of the Subscription Agreement and these appendices are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

15. Country-Specific Provisions. Notwithstanding any provisions in this Subscription Agreement, I understand that if I am working or resident in a country other than the United States, my participation in the Plan and the option granted to me under the Plan shall also be subject to any special terms and conditions for my country set forth in Appendix A. Moreover, if I relocate to one of the countries included in Appendix A, the special terms and conditions for such country will apply to me to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Subscription Agreement and the provisions of this Subscription Agreement govern each Appendix (to the extent not superseded or supplemented by the terms and conditions set forth in the applicable Appendix).

16. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor making any recommendations regarding my participation in the Plan or the purchase or sale of the underlying shares of Common Stock. I should consult with my own personal tax, legal and financial advisors regarding my participation in the Plan before taking any action related to the Plan.

17. Waiver. I acknowledge that a waiver by the Company of breach of any provision of this Subscription Agreement shall not operate or be construed as a waiver of any other provision of this Subscription Agreement, or of any subsequent breach by me or any other employee.

18. Insider Trading/Market Abuse Laws. I acknowledge that I may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and my country of residence, which may affect my ability to acquire or sell shares of Common Stock or rights to shares of Common Stock (e.g., options to purchase shares of Common Stock) under the Plan during such time as I am considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders I placed before I possessed inside information. Furthermore, I could be prohibited from (i) disclosing the inside information to any third party and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. I should keep in mind third parties includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. I am responsible for ensuring compliance with any applicable restrictions and should consult with my personal legal advisor on this matter.

19. Effectiveness of Subscription Agreement. By completing the Company’s online enrollment process or, alternatively, by signing below, I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

Employee’s Social
Security Number
(for U.S.-based employees):

Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME OR I BECOME INELIGIBLE TO PARTICIPATE IN THE PLAN.

Dated:	Signature of Employee

DOORDASH, INC.

2020 EMPLOYEE STOCK PURCHASE PLAN

APPENDIX A

COUNTRY-SPECIFIC PROVISIONS FOR NON-U.S. EMPLOYEES

Unless otherwise defined herein, capitalized terms used but not defined herein shall have the same meanings as set forth in the Plan or the Subscription Agreement, as applicable.

Terms and Conditions

This Appendix A includes additional (or, if so indicated, different) terms and conditions that govern the option to purchase shares of Common Stock granted to you if you reside and/or work in one of the countries listed herein.

If you are a citizen or resident of a country (or if you are considered as such for local law purposes) other than the one in which you are currently residing and/or working, or if you transfer to another country after being granted the option to purchase shares of Common Stock, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to you.

Notification

This Appendix A also includes notifications relating to securities laws, exchange controls and certain other issues of which you should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of August 2020. Such laws are often complex and change frequently. As a result, you should not rely on the information in this Appendix A as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time shares of Common Stock are purchased under the Plan or such shares are sold.

In addition, the notifications are general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working and/or residing, are considered a resident of another country or transfer employment and/or change residency to another country after the option to purchase shares of Common Stock has been granted, the terms and conditions and the information contained herein may not be applicable in the same manner.

ALL COUNTRIES

Terms and Conditions

Data Privacy. If I would like to participate in the Plan, I understand I will need to review the information provided in this Data Privacy section of Appendix A and, where applicable, declare consent to the processing and/or transfer of personal data as described below.

(a) EEA+ Controller. If I am based in the European Union (“EU”), the European Economic Area or the United Kingdom (collectively “EEA+”), I should note that the Company, with its registered address at 303 2nd Street, South Tower, Suite 800, San Francisco, CA, 94107, USA, is the controller responsible for the processing of my personal data in connection with the Subscription Agreement and the Plan.

(b) Data Collection and Usage. The Company collects, uses and otherwise processes certain personal data about me, including, but not limited to, my name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options granted under the Plan or any other entitlement to shares of stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in my favor, which the Company receives from me, the Employer or otherwise in connection with this Subscription Agreement or the Plan (“Data”), for the purposes of implementing, administering and managing the Plan and allocating shares of Common Stock pursuant to the Plan.

(i) If I am based in the EEA+, the legal basis, where required, for the processing of Data by the Company is the necessity of the data processing for the Company to (i) perform its contractual obligations under the Subscription Agreement, (ii) comply with legal obligations established in the EEA+, or (iii) pursue the legitimate interest of complying with legal obligations established outside the EEA+.

(ii) If I am based outside the EEA+, the legal basis, where required, for the processing of Data by the Company is my consent, as further described below.

(c) Stock Plan Administration Service Providers. The Company transfers Data to Charles Schwab & Co. Inc. (the “Designated Broker”), an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. The Designated Broker will open an account for me to receive and trade shares of Common Stock acquired under the Plan. I may be asked to agree on separate terms and data processing practices with the Designated Broker, with such agreement being a condition to the ability to participate in the Plan.

(d) International Data Transfers. I understand that the Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as the Designated Broker, are based in the United States. If I am located outside the United States, I understand and acknowledge that my country may have enacted data privacy laws that are different from the laws of the United States. The Company’s legal basis for the transfer of my Data, where required, is my consent.

(e) Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage my participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and securities laws.

(f) Data Subject Rights. I may have a number of rights under data privacy laws in my jurisdiction. Depending on where I am based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) the rectification or amendment of incorrect or incomplete Data, (iii) the deletion of Data, (iv) request restrictions on the processing of Data, (v) object to the processing of Data for legitimate interests, (vi) the portability of Data, (vi) lodge complaints with competent authorities in my jurisdiction, and/or to (viii) receive a list with the names and addresses of any potential recipients of Data. To receive additional information regarding these rights or to exercise these rights, I can contact the Company’s human resources department at            .

(g) Necessary Disclosure of Personal Data. I understand that providing the Company with Data is necessary for the performance of the Subscription Agreement and that my refusal to provide Data would make it impossible for the Company to perform its contractual obligations and may affect my ability to participate in the Plan.

(h) Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and I am providing any consents referred to herein on a purely voluntary basis. I understand that I may withdraw any such consent at any time with future effect for any or no reason. If I do not consent, or if I later seek to withdraw my consent, my salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing my consent is that the Company would not be able to grant options under the Plan to me or administer or maintain the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, I should contact the Company’s human resources department at            .

Declaration of Consent. If I am based in the EEA+, by enrolling in the Plan and indicating consent via the Company’s online enrollment procedure, I explicitly declare my consent to the onward transfer of Data by the Company to the Designated Broker or, as the case may be, a different service provider of the Company in the U.S. as described in this Data Privacy section of Appendix A.

If I am based outside the EEA+, by enrolling in the Plan and indicating consent via the Company’s online enrollment procedure, I explicitly declare my consent to the entirety of the Data processing operations described in this Data Privacy section of Appendix A including, without limitation, the onward transfer of Data by the Company to the Designated Broker or, as the case may be, a different service provider of the Company in the U.S.

Notifications

Foreign Asset/Account, Exchange Control and Tax Reporting and Other Requirements. Depending on my country, I may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the grant of the option to purchase shares of Common Stock, the acquisition, holding and/or transfer of shares of Common Stock or cash resulting from participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. I may be required to report such assets, accounts, account balances and values, and/or related transactions to the applicable authorities in my country. I may also be required to repatriate sale proceeds or other funds received as a result of my participation in the Plan to my country through a designated bank or broker and/or within a certain time after receipt. I acknowledge that I am responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting and other requirements. I further understand that I should consult my personal tax and legal advisors, as applicable on these matters.

AUSTRALIA

Terms and Conditions

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

Notifications

Australia Offer Document. The grant of the option to purchase shares of Common Stock under the Plan is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Offer Document for the Offer to Australian Resident Employees, a copy of which is attached to the end of this section for Australia as Annex 1.

ANNEX 1

OFFER DOCUMENT

DOORDASH, INC.

2020 EMPLOYEE STOCK PURCHASE PLAN

OFFER TO AUSTRALIAN RESIDENT EMPLOYEES

The Company is pleased to provide you with this offer to participate in the Plan. This offer sets out information regarding the grant of the option to purchase shares of Common Stock under the Plan to Australian resident employees of the Company and its Subsidiaries or Parents (“Australian Participants”). This information is provided by the Company to ensure compliance of the Plan with Australian Securities and Investments Commission (“ASIC”) Class Order 14/1000 and relevant provisions of the Corporations Act 2001.

In addition to the information set out in the Subscription Agreement and Appendix A, Australian Participants are also being provided with copies of the following documents:

(a) the Plan; and

(b) the Plan prospectus; and

(c) Employee Information Supplement for Australia (collectively, the “Additional Documents”).

The Additional Documents provide further information to help Australian Participants make an informed investment decision about participating in the Plan. Neither the Plan nor the Plan prospectus is a prospectus for the purposes of the Corporations Act 2001.

Australian Participants should not rely upon any oral statements made in relation to this offer. Australian Participants should rely only upon the statements contained in the Subscription Agreement, including Appendix A, and the Additional Documents when considering participation in the Plan.

Securities Law Notification. Investment in Shares involves a degree of risk. Eligible employees who elect to participate in the Plan should monitor their participation and consider all risk factors relevant to the acquisition of shares of Common Stock under the Plan as set forth below and in the Additional Documents.

The information herein is general information only. It is not advice or information that takes into account Australian Participants’ objectives, financial situation and needs.

Australian Participants should consider obtaining their own financial product advice from a person who is licensed by ASIC to give such advice.

Additional Risk Factors for Australian Residents. Australian Participants should have regard to risk factors relevant to investment in securities generally and, in particular, to holding shares of Common Stock. For example, the price at which an individual share of Common Stock is quoted on the New York Stock Exchange may increase or decrease due to a number of factors. There is no guarantee that the price of a share will increase. Factors that may affect the price of an individual share include fluctuations in the domestic and international market for listed stocks, general economic conditions, including interest rates, inflation rates, commodity and oil prices, changes to government fiscal, monetary or regulatory policies, legislation or regulation, the nature of the markets in which the Company operates and general operational and business risks.

More information about potential factors that could affect the Company’s business and financial results is included in the Company’s Registration Statement on Form S-1 and (when applicable) the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Copies of these documents are or will be available at http://www.sec.gov/, on the Company’s investor’s page at    , and upon request to the Company.

In addition, Australian Participants should be aware that the Australian dollar (“AUD”) value of any shares of Common Stock acquired under the Plan will be affected by the USD/AUD exchange rate. Participation in the Plan involves certain risks related to fluctuations in this rate of exchange.

Common Stock in a U.S. Corporation. Common stock of a U.S. corporation is analogous to ordinary shares of an Australian corporation. Each holder of a share of Common Stock is entitled to one vote. Dividends may be paid on the shares out of any funds of the Company legally available for dividends at the discretion of the Board of Directors of the Company. Further, shares of Common Stock are not liable to any further calls for payment of capital or for other assessment by the Company and have no sinking fund provisions, pre-emptive rights, conversion rights or redemption provisions.

Ascertaining the Market Price of Shares. Australian Participants may ascertain the current market price of an individual share of Common Stock as traded on the New York Stock Exchange under the symbol “NYSE” at:                . The AUD equivalent of that price can be obtained at: https://www.rba.gov.au/statistics/frequency/exchange-rates.html.

Please note that this is not a prediction of what the market price of the shares of Common Stock will be on any applicable Exercise Date or when shares of Common Stock are issued to Australian Participants (or at any other time), or of the applicable exchange rate at such time. The Purchase Price will depend on the closing price on the New York Stock Exchange per share on the relevant date, and the AUD equivalent of the Purchase Price will depend on the actual exchange rate applied when converting Australian Participants’ payroll deductions for purposes of purchasing shares of Common Stock on the Exercise Date.

CANADA

Terms and Conditions

Nature of Grant. The following provision replaces Section 9(k) of the Subscription Agreement:

(k) in the event of the termination of my status as an Eligible Employee (for any reason whatsoever, whether or not later found to be invalid, unlawful or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), my right to participate in the Plan and any options granted to me under the Plan, if any, will terminate effective as of the earlier of: (i) the date on which my employment with the Company and/or the Employer is terminated; (ii) the date on which I receive a written notice of termination of employment; or (iii) the date on which I am no longer actively providing services to the Company and/or the Employer, regardless of any notice period or period of pay in lieu of such notice required under any employment laws in my jurisdiction (including, without limitation, statutory law, regulatory law, and/or common law) or the terms of my employment agreement (if any). I will not earn or be entitled to any pro-rated option for that portion of time before the date on which my right to participate in the Plan terminates, nor will I be entitled to any compensation for lost participation. In the event the date on which I am no longer actively providing services cannot be reasonably determined under the terms of this Subscription Agreement, the Company shall have the exclusive discretion to determine when I am no longer actively providing services for purposes of the Plan (including whether I am still actively providing services while on a leave of absence). If any payroll deductions are taken under the Plan after the date I am no longer actively providing services, my sole remedy will be payment to me of such amounts in the same manner as other accumulated payroll deductions are returned to me. Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to participate in the Plan during a statutory notice period, my right to participate in the Plan, if any, will terminate effective as of the last day of my minimum statutory notice period, but I will not earn or be entitled to pro-rated participation if an Exercise Date falls after the end of my statutory notice period, nor will Participant be entitled to any compensation for lost participation;

The following provisions apply to Employees in Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Subscription Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue Utilisée. Les parties reconnaissent avoir expressément souhaité que la convention («Subscription Agreement»), ainsi que tous les documents, avis et procédures judiciaires, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Data Privacy. The following provision supplements the Data Privacy section of this Appendix A:

I hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration of the Plan. I further authorizes the Company and the Employer to disclose and discuss the Plan with their advisors and to record all relevant information and keep such information in my employee file.

Notifications

Securities Law Information. Shares of Common Stock acquired under the Plan may result in Canadian securities laws issues if such shares are sold through a broker other than the Company’s designated broker or if the sale does not take place through the facilities of a stock exchange outside Canada on which the shares of Common Stock are listed (i.e., the New York Stock Exchange).

Foreign Asset/Account Reporting Information. Canadian residents are required to report foreign specified property, including shares of Common Stock and rights to receive shares of Common Stock (e.g., options to purchase shares of Common Stock under the Plan), on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds C$100,000 at any time in the year. Options to purchase shares of Common Stock must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because of other foreign specified property held by the resident. When shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares. The ACB would ordinarily equal the fair market value of the Common Stock at the time of acquisition, but if other shares of Common Stock are owned, this ACB may have to be averaged with the ACB of the other shares of Common Stock. You should consult your personal legal advisor to ensure compliance with applicable reporting obligations.

JAPAN

Notifications

Exchange Control Information: If shares of Common Stock valued at more than ¥100,000,000 are acquired in a single transaction, a Securities Acquisition Report must be filed with the Ministry of Finance (“MOF”) through the Bank of Japan within 20 days of the acquisition of the shares.

In addition, if an individual in Japan pays more than ¥30,000,000 in a single transaction to purchase shares of the Common Stock, a Payment Report must be filed with the MOF (through the Bank of Japan or the bank carrying out the transaction). The precise reporting requirements vary depending on the bank handling the payment.

A Payment Report is required independently of a Securities Acquisition Report. Consequently, if the total amount that an individual in Japan pays on a one-time basis upon purchase of the shares of Common Stock exceeds ¥100,000,000, the individual must file both a Payment Report and a Securities Acquisition Report.

Foreign Asset/Account Tax Reporting Information. Japanese residents are required to report details of any assets held outside Japan as of December 31 (including shares of Common Stock acquired under the Plan), to the extent such assets have a total net fair market value exceeding JPY 50 million. Such report will be due by March 15 each year. You should consult with your personal tax advisor to determine if the reporting obligation applies to you and whether you will be required to include details of your option to purchase shares of Common Stock, as well as shares of Common Stock, in the report.

MEXICO

Terms and Conditions

Payroll Deduction Authorization. In connection with my enrollment in the Plan, I hereby request and authorize the Designated Company in Mexico that employs me (“DoorDash Mexico”) to withhold from my paycheck each pay period the amount I have specified. This withholding will continue until I inform the Company to stop such payroll withholding or I otherwise terminate your participation in the Plan as provided in the Plan.

I hereby further request that the accumulated payroll deductions to which the preceding paragraph refers shall be delivered by DoorDash Mexico to the Company and shall be used by the Company or its designated broker to purchase shares of Common Stock in accordance with the terms and conditions of the Plan and the Subscription Agreement.

I acknowledge and agree that the participation of DoorDash Mexico in the Plan is limited to acting as an intermediary in delivering to the Company the amounts withheld from my paycheck each pay period and that the benefits under the Plan are not fringe benefits provided by DoorDash Mexico. DoorDash Mexico will make no additional salary payment or other compensation to me as a result of my participation in the Plan. I further acknowledge that the withholding from my after-tax salary, which I have requested, is not a loss of salary and that I have received in full my entire salary for each pay period during my participation in the Plan.

Plan Document Acknowledgment. By participating in the Plan, I acknowledge that I have received a copy of the Plan and the Subscription Agreement, including this Appendix A, which I have reviewed. I acknowledge further that I accept all the provisions of the Plan and the Subscription Agreement, including this Appendix A. I also acknowledge that I have read and specifically and expressly approve the terms and conditions set forth in Section 9 (“Nature of Grant”) of the Subscription Agreement, which clearly provides as follows:

(a) My participation in the Plan does not constitute an acquired right.

(b) The Plan and my participation in the Plan are offered by the Company on a wholly discretionary basis.

(c) My participation in the Plan is voluntary.

(d) The Company and any Designated Company are not responsible for any decrease in the value of the underlying shares of Common Stock.

Labor Law Policy and Acknowledgment. By participating in the Plan, I expressly recognize that the Company, with registered offices at 303 2nd Street, South Tower, Suite 800, San Francisco, California, 94107, USA, is solely responsible for the administration of the Plan and that my participation in the Plan and the acquisition of Common Stock do not constitute an employment relationship between me and the Company since I am participating in the Plan on a wholly commercial basis and my sole employer is DoorDash Mexico. Based on the foregoing, I expressly recognize that the Plan and the benefits that I may derive from participation in the Plan do not establish any rights between me and my employer, DoorDash Mexico, and do not form part of the employment conditions and/or benefits provided by DoorDash Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of my employment.

I further understand that my participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue my participation in the Plan at any time without any liability to me.

Finally, I hereby declare that I do not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to the Company and its Designated Companies, Affiliates, branches, representation offices, shareholders, officers, employees, agents or legal representatives with respect to any claim that may arise.

Spanish Translation

Autorización para Deducciones al Salario. En relación con mi inscripción en el Plan, en este acto solicito y autorizo a la Compañía Designada que me emplea (“DoorDash México”), que descuente de mi salario en cada período de pago la cantidad que he especificado. Esta deducción continuará hasta que yo informe a la Compañía que cese dicha deducción o yo termine mi participación en el Plan, como se provee en el Plan.

De la misma manera, yo solicito que la cantidad de las deducciones acumuladas a que se refiere el párrafo anterior sean entregadas por DoorDash México a la Compañía y que sean utilizadas por la Compañía o el corredor del Plan designado para la adquisición de acciones comunes de conformidad con los términos y condiciones establecidos en el Plan y el Acuerdo de Inscripción.

Rreconozco y acepto que la participación de DoorDash México en el Plan está limitada a fungir como intermediario en la entrega a la Compañía de las cantidades que serán descontadas de mi salario en cada período de pago y que los beneficios recibidos bajo el Plan no son prestaciones de previsión social otorgadas por DoorDash México. DoorDash México no me hará ningún pago adicional por concepto de salario ni por cualquier otra compensación com resultado de mi participación en el Plan. Adicionalmente, reconozco que el descuento a mi salario después de impuestos, lo cual usted he autorizado, no deberá interpretarse como una reducción de mi salario, sino que he recibido mi salario completo por cada período de pago durante mi participación en el Plan.

Reconocimiento del Documento del Plan. Al participar en el Plan, reconozco que he recibido una copia del Plan y el Acuerdo de Inscripción, con inclusión de este Apéndice A, que he revisado. Reconozco, además, que acepto todas las disposiciones del Plan y del Acuerdo de Inscripción, incluyendo este Apéndice A. También reconozco que he leído y que concretamente apruebo de forma expresa los términos y condiciones establecidos en la Sección 9 (“Naturaleza de la Subvención”) del Acuerdo de Inscripción, que claramente dispone lo siguiente:

(a) Mi participación en el Plan de ninguna manera constituye un derecho adquirido.

(b) Que el Plan y mi participación en el mismo se ofrecen por la Compañía de forma completamente discrecional.

(c) Que mi participación en el Plan es voluntaria.

(d) Que la Compañía y cualquier Compañía Designada no son responsables por ninguna disminución en el valor de las acciones comunes en relación con el Plan.

Política Laboral y Reconocimiento. Al participar en el Plan, expresamente reconozco que la Compañía, con sus oficinas registradas y ubicadas en 303 2nd Street, South Tower, Suite 800, San Francisco, CA, 94107, EE.UU., es la única responsable por la administración del Plan y que mi participación en el Plan y en su caso la adquisición de acciones comunes no constituyen una relación de trabajo entre mi y la Compañía, ya que estoy participando en el Plan en un marco totalmente comercial y mi único patrón es DoorDash México. Derivado de lo anterior, expresamente reconozco que el Plan y los beneficios que pudieran derivar de la participación en el Plan no establecen derecho alguno entre mi y mi patrón, DoorDash México, y no forma parte de las condiciones de trabajo y/o las prestaciones otorgadas por DoorDash México, y que cualquier modificación al Plan o su terminación no constituye un cambio o desmejora de los términos y condiciones de la relación de mi empleo.

Asimismo, reconozco que mi participación en el Plan se ha resultado de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o terminar mi participación en el Plan en cualquier momento y sin responsabilidad alguna frente yo.

Finalmente, por este medio declaro que no me reservo ningún derecho o acción en contra de la Compañía por cualquier compensación o daños y perjuicios en relación de las disposiciones del Plan o de los beneficios derivados del Plan, y por lo tanto, otorgo el más amplio finiquito que en derecho proceda a la Compañía y sus Compañías Designadas, Filiales, sucursales, oficinas de representación, accionistas, directores, autoridades, empleados, agentes, o representantes legales en relación con cualquier demanda que pudiera surgir.

Notifications

Securities Law Information. The option to purchase shares of Common Stock granted, and any shares acquired, under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Subscription Agreement and any other document relating to the option to purchase shares of Common Stock may not be publicly distributed in Mexico. These materials are addressed to you because of your existing relationship with the Company and its Subsidiaries and Affiliates, and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of DoorDash Mexico made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.

PUERTO RICO

Terms and Conditions

Labor Law Statement. I ACKNOWLEDGE AND AGREE THAT I AM NOT COMPELLED TO PURCHASE ANY SHARES OF COMMON STOCK UNDER THE PLAN. MY DECISION TO PARTICIPATE IN THE PLAN AND TO PURCHASE SHARES OF COMMON STOCK IS TOTALLY VOLUNTARY AND IF I DECIDE TO NO LONGER PARTICIPATE, THE COMPANY CANNOT TAKE ANY ADVERSE ACTION AGAINST ME. IF I FEEL COERCED AS TO MY DECISION WHETHER TO PARTICIPATE AND PURCHASE ANY SHARES OF COMMON STOCK UNDER THE PLAN OR IF I FEEL THAT THE COMPANY HAS TAKEN ANY ADVERSE ACTION AGAINST ME, I MAY FILE A COMPLAINT WITH THE LEGAL DIVISION OF THE DEPARTMENT OF LABOR AND HUMAN RESOURCES AND IF FOUND GUILTY OF VIOLATING THIS SUBSCRIPTION AGREEMENT, THE COMPANY SHALL AGREE TO REIMBURSE TO ME THE AMOUNT DEDUCTED FROM MY COMPENSATION PLUS A SUM EQUAL TO FIVE TIMES THE AMOUNT DEDUCTED.

UNITED KINGDOM

Terms and Conditions

Taxes. The following provision supplements Section 8 of the Subscription Agreement:

Without limitation to Section 8 of the Subscription Agreement, I agree that I am liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other relevant authority). I also agree to indemnify and keep indemnified the Company and the Employer (or any successor to the Company or the Employer) against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other relevant authority) on my behalf.

Notwithstanding the foregoing, if I am a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the amount of any uncollected income tax may constitute a benefit to me on which additional income tax and national insurance contributions (“NICs”) may be payable. I will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime, and for paying the Company or the Employer (as appropriate) (or any successor to the Company or the Employer) the value of any employee NICs due on this additional benefit.

NIC Joint Election. If I am a resident of or work in the United Kingdom during any Offering Period, I irrevocably agree that my participation in the Plan and the exercise of the option to purchase shares of Common Stock under the Plan, or receipt of any benefit in connection with the option or the Plan, is conditional upon my agreement to accept any liability for secondary Class 1 NICs that may be payable by the Company or the Employer (or any successor to the Company or the Employer) in connection with the option to purchase shares of Common Stock under the Plan and any event giving rise to Tax-Related Items (the “Employer’s Liability”). Without prejudice to the foregoing, I agree to enter into the following joint election with the Company, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consent or elections. I further agree to enter into such other Joint Elections as may be required between me and any successor to the Company and/or the Employer for the purpose of continuing the effectiveness of the Joint Election. I further agree that the Company and/or the Employer may collect the Employer’s Liability from me by any of the means set forth in Section 8 of the Subscription Agreement.

If I do not enter into the Joint Election prior to the Exercise Date, or any other event giving rise to Tax-Related Items, I will not be entitled to exercise the option to purchase shares of Common Stock and receive shares of Common Stock (or receive any benefit in connection with the Plan) unless and until I enter into the Joint Election, and no shares of Common Stock or other benefit will be issued to me under the Plan, without any liability to the Company or the Employer.

NICs JOINT ELECTION FOR UK PARTICIPANTS FOR THE DOORDASH, INC. 2020

EMPLOYEE STOCK PURCHASE PLAN

(the “Election”)

Important Note on the Election to Transfer Employer’s NICs

As a condition of your participation in the DoorDash, Inc. 2020 Employee Stock Purchase Plan (the “Plan”), you are required to enter into the Election to transfer to you any liability for employer National Insurance contributions (“Employer NICs”) that may arise in connection with your participation in the Plan.

By accepting the option to purchase shares under the Plan (whether by signing the Subscription Agreement or by clicking on the “ACCEPT” box as part of the Company’s online enrolment procedures) or by separately accepting the Election (whether in hard copy or by clicking on the “ACCEPT” box), you indicate your acceptance to transfer Employer’s NICs and to be bound by the terms of the Election. You should read this important note and the Election in their entirety before accepting the Subscription Agreement and the Election. Please print and keep a copy of the Election for your records.

By entering into the Election:

•	you agree that any Employer’s NICs liability that may arise in connection with your participation in the Plan will be transferred to you;

•

you authorise your Employer to recover an amount sufficient to cover this liability by such methods including, but not limited to, deductions from your salary or other payments due or the sale of sufficient shares of Common Stock acquired pursuant to your option to purchase shares; and

•

you acknowledge that the Company or your employer may require you to sign a paper copy of this Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Election even if you have accepted the Subscription Agreement or the Election through the Company’s electronic acceptance procedure.

Joint Election for Transfer of Liability for

Employer National Insurance Contributions to Employee

Election To Transfer the Employer’s National Insurance Liability to the Employee

This Election is between:

A.

The individual who has obtained authorised access to this Election (the “Employee”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to receive an option to purchase shares pursuant to the DoorDash, Inc. 2020 Employee Stock Purchase (the “Plan”), and

B.

DoorDash, Inc., a Delaware corporation, with registered offices at 303 2nd Street, South Tower, Suite 800, San Francisco, California 94107, USA (the “Company”), which may grant options to purchase shares under the Plan and is entering into this Election on behalf of the Employer.

1.	Introduction

1.1	This Election relates to all options to purchase shares granted to the Employee under the Plan up to the termination date of the Plan.

1.2	In this Election the following words and phrases have the following meanings:

(a)	“Chargeable Event” means any event giving rise to Relevant Employment Income.

(b)	“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

(c)	“Relevant Employment Income” from an option to purchase shares on which Employer’s National Insurance Contributions becomes due is defined as:

(i)	an amount that counts as employment income of the earner under section 426 ITEPA (restricted securities: charge on certain post-acquisition events);

(ii)	an amount that counts as employment income of the earner under section 438 of ITEPA (convertible securities: charge on certain post-acquisition events); or

(iii)	any gain that is treated as remuneration derived from the earner’s employment by virtue of section 4(4)(a) SSCBA, including without limitation:

(A)	the acquisition of securities pursuant to the option to purchase shares (within the meaning of section 477(3)(a) of ITEPA);

(B)	the assignment (if applicable) or release of the option to purchase shares in return for consideration (within the meaning of section 477(3)(b) of ITEPA);

(C)	the receipt of a benefit in connection with the option to purchase shares, other than a benefit within (i) or (ii) above (within the meaning of section 477(3)(c) of ITEPA).

(d)	“SSCBA” means the Social Security Contributions and Benefits Act 1992.

1.3

This Election relates to the Employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise in respect of Relevant Employment Income in respect of the option to purchase shares pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

1.4

This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

1.5

This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

2.	The Election

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability that arises on any Relevant Employment Income is hereby transferred to the Employee. The Employee understands that, by signing this Election (including by electronic signature process) or by enrolling in the Plan and accepting the option to purchase shares (including by electronic signature process if made available by the Company), as applicable, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 of the SSCBA.

3.	Payment of the Employer’s Liability

3.1

The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability in respect of any Relevant Employment Income from the Employee at any time after the Chargeable Event:

(a)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Chargeable Event; and/or

(b)	directly from the Employee by payment in cash or cleared funds; and/or

(c)

by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the option to purchase shares, the proceeds from which must be delivered to the Employer in sufficient time for payment to be made to Her Majesty’s Revenue & Customs (“HMRC”) by the due date; and/or

(d)

where the proceeds of the gain are to be paid through a third party, the Employee will authorize that party to withhold an amount from the payment or to sell some of the securities which the Employee is entitled to receive in respect of the option to purchase shares, such amount to be paid in sufficient time to enable the Company and/or the Employer to make payment to HMRC by the due date; and/or

(e)	by any other means specified in the applicable subscription agreement entered into between the Employee and the Company.

3.2

The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Employee in respect of the option to purchase shares until full payment of the Employer’s Liability is received.

3.3

The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HMRC on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days after the end of the UK tax month during which the Chargeable Event occurs if payments are made electronically).

4.	Duration of Election

4.1

The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

4.2

Any reference to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and relevant subscription agreement. This Election will continue in effect in respect of any awards which replace the option to purchase shares in circumstances where section 483 of ITEPA applies.

4.3	This Election will continue in effect until the earliest of the following:

(a)	the date on which the Employee and the Company agree in writing that it should cease to have effect;

(b)	the date on which the Company serves written notice on the Employee terminating its effect;

(c)	the date on which HMRC withdraws approval of this Election; or

(d)

the date on which, after due payment of the Employer’s Liability in respect of the entirety of the option to purchase shares to which this Election relates or could relate, the Election ceases to have effect in accordance with its own terms.

4.4	This Election will continue in force regardless of whether the Employee ceases to be an employee of the Employer.

Acceptance by the Employee

The Employee acknowledges that, by signing this Election (including by electronic signature process) or by enrolling in the Plan and accepting the option to purchase shares (including by electronic signature process if made available by the Company), the Employee agrees to be bound by the terms of this Election.

/ /
Signature (Employee)	Date

Acceptance by the Company

The Company acknowledges that, by signing this Election (including by electronic signature process) or arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

Signature for and on behalf of the Company
Position
Date

Schedule of Employer Companies

The employing companies to which this Election relates include:

Name
Registered Office:
Company Registration Number:
Corporation Tax Reference:
PAYE Reference:

EXHIBIT B

DOORDASH, INC.

2020 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

Unless otherwise defined herein, the terms defined in the 2020 Employee Stock Purchase Plan (the “Plan”) shall have the same defined meanings in this Notice of Withdrawal.

The undersigned Participant in the Offering Period of the Plan that began on ____________, ______ (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be terminated automatically. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

Name and Address of Participant:

Signature:

Date: